SHARE PURCHASE AGREEMENT

BETWEEN: UTG Communications Belguim N.V., with registered office at 2610 Wilrijk (Antwerpen), Spoorweglaan 3, H.R.A. 320.013 represented by Fritz Wolff
             Hereinafter: The Purchaser

AND:         1)  Mr. Luc Van den Bogaert
                 Katarinadreef 284, 2970 Schilde

             2)  Mr. Tom Van den Bogaert
                 Katarinadreef 284, 2970 Schilde

             Hereinafter: The Sellers

AND:         UTG Communications Holding AG
             with registered office at 6302 Zug (Switserland), Baarerstrasse 75, represented by Fritz Wolff and Peter Rigg

             Hereinafter: The Guarantor

1.

The Purchaser buys from the Sellers, who accept to purchase, 100% of the issued outstanding share capital (hereinafter "the Shares") of Multicom NV (hereinafter "Multicom"), which are owned for 60 per cent by Mr. Luc Van den Bogaert and for 40 per cent by Mr. Tom Van den Bogaert.

The assets of the Company only consist of hard & software, as described in exhibit 1.

Title to the Shares shall be transferred to the Purchaser upon payment of the first instalment on the Purchase Price as set forth hereinafter in Section 2.
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2.

The Purchase Price is as follows:  - Goodwill:      10.000.000 Bef [ILLEGIBLE]
                                   - Sharecapital:   2.500.000 Bef

                                   - minus the real fiscal losses per 31.03.1997 (according to the audit executed as hereafter described)

The Purchase Price is payable as follows:

- 50% 7 days after closing date, i.e. on the 9th of April 1997 at the latest.
- 25% on 02.05.97
- 25% on 02.06.97

For the purposes of the calculation of the first instalment payable on the closing date the purchase price is to be estimated in good faith by parties based on all financial information available on March 20, 1997.

An adjustment will be made, if necessary, as soon as the purchase price has been determined by the audit namely by the adjustment of the amount to be paid as second and third instalment.

3.

The audit of the Company will be jointly executed by KPMG (Luc Huyghe) and Mark Symons, Borgstraat 116A, 2830 Tisselt. The audit has to be achieved no later than March 31, 1997.

4.

The estimated profit, not yet invoiced but evaluated on expected turnover for the month of March 1997, agreed upon by parties as per 31.03.1997 will be allocated to Sellers.

5.

On Closing Date the office lease agreement wil be assigned by Multicom to the Sellers or a company, to be nominated by them. Multicom will be allowed to stay in the premises during minimum four months after Closing Date and pay rent to the Sellers. The Sellers guarantuee the acceptance by the landlord of the lease transfer.
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6.

The Supply agreement with Discont-o-fon will be terminated by Multicom after the Closing Date. Termination will be notified at Multicoms initiative and at Purchaser's risk without recourse to the Sellers. Purchaser will, in support of termination, dispose of Multicoms evidence, collected in relation to bad services or qualities.

7.

50% of all fees and costs of Sellers's counsels until closing date will be for Purchaser's account.

8.

The Purchaser and the Guarantor will only be released from their obligations, if any, undertaken in the "Vendors Terms Sheet", signed in London on December 4th 1996, upon the complete fulfilment of their obligations under the present Agreement, without prejudice to the right for the Purchaser and the Guarantor to challenge the existence and the possible extent of such obligations.

9.

The Purchaser herewith agrees not to transfer, directly or indirectly, the shares sold under this Agreement, within a period of 12 months after closing date, to a foreign company, as described in articles 90,90 and 94 of the Belgian Revenue Tax Code.

In case the Purchaser would violate this Agreement, he will have to indemnify the Sellers for all taxes, including penalties and interests, which would become due by the violation of the a.m. articles.

The above indemnification will be due, ex officio and without any notice, as of the time the taxes, penalties and interests are demandable.

The indemnification will generate interests at a rate of 10% per annum.

10.

Due diligence: parties agree assets to be left in Multicom are limited to soft-and hardware known by the Purchaser, as described in exhibit I.
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11. Warranties

The performance of the obligations undertaken in the present Agreement by the Purchaser is entirely and jointly and severally guaranteed by the Guarantor.

Moreover, the payment of second and third instalment of the Purchase Price ("Purchase Price Balance") per May 2nd 1997 and June 2nd 1997, as set forth in
Section 2 above, will be guaranteed by the Purchaser and the Guarantor by the pledge upon closing date, in favor of the Sellers of restriced shares of UTG Communications International Inc., registered at Morris Town, NJ 07960, representing a minimum total value on closing date of the Balance Price at a discount of 20% over the market price (closing price) prevailing on closing date (or if no trading occured on such day, at the closing price of the first day before the Closing Date on which trading has occurred).

Subject to the limitations, as set forth in the next paragraph concerning the receivables, the Sellers warrant the balance sheet of Multicom per March 31, 1997 and all information or documents supplied by the Sellers are designated (in the letter of the Purchaser-confirming the satisfactory closure of due diligence) as having been relied upon by the Company.

The Sellers warranty of the receivables per March 31, 1997, is limited to fifty per cent of their amount.

The Sellers also warrants that Multicom, to the best of their knowledge is not involved in any litigation or lawsuit.

12.

Closing date: April 2, 1997

13.

This Agreement is governed by Belgian law and any dispute arising out of the contents or interpretation of this Agreement will be submitted to the Courts of Antwerp.


The Sellers                                          The Purchaser
                                                     for and on behalf


s/ Luc Van den Bogaert     s/ Tom Van den Bogaert    /s/ Fritz K. Wolff
-----------------------    -----------------------   ---------------------------


The Guarantor


for and on behalf

Fritz K. Wolff
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